Exhibit 23.3

CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in this Registration Statement (Reg. No. 333-173224) on Form S-4 of our report dated February 11, 2011, relating to our audits of the consolidated financial statements of Choice Environmental Services, Inc. and Subsidiaries and Affiliate as of and for the years ended September 30, 2010 and 2009, appearing in Swisher Hygiene, Inc.’s Current Report on Form 8-K filed with the Securities and Exchange Commission on March 31, 2011. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ Kreischer Miller
Horsham, Pennsylvania
January 13, 2012